Exhibit 99.2

US Unwired Inc.

Third Quarter 2004 Earnings Release Conference Call

Operator:	Good morning and welcome to the US Unwired third quarter earnings release conference call. At this time all participants have been placed on a listen-only mode and the floor will be opened for questions following the presentation.

It is now my pleasure to turn the floor over to your host, Ed Moise. Sir, you may begin.

Mr. Moise:	Thanks, Melissa, welcome to US Unwired’s conference call to discuss financial and operating results for the third quarter of 2004. I’m Ed Moise and joining me is Robert Piper, US Unwired’s Chief Executive Officer and Jerry Vaughn, US Unwired’s Chief Financial Officer.

Before we begin you should be aware that our discussion this morning will likely contain forward-looking statements. Forward-looking statements often include words like: believe, beliefs, expects, plans, anticipates, intends, projects, estimates, may, might, would, or similar words. Forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Since these forward-looking statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. For a detailed discussion of the factors, risks and uncertainties that could cause actual results to differ from those described in our discussion, please refer to our SEC filings that are specified in our press release yesterday.

In addition, discussions during today’s conference call may reference certain financial measures not recognized by generally accepted accounting principles, or GAAP. A reconciliation of those measures to GAAP can be found on the Investor Relations section of the company’s website, www.usunwired.com/reconciliation.

Robert, the floor is yours.

Mr. Piper:	All right, Ed. Thank you. Good morning everyone and welcome to US Unwired’s third quarter 2004 earnings conference call. For those of you, like myself, that stayed up late waiting to – hoping to hear what Ohio was going to do, you guys were up early this morning. We appreciate that. We thank you for the interest you have in US Unwired.

As has been the goal and the pattern the first two quarters this year, the third quarter was marked by significant year-over-year operational improvement. Even in the face of unprecedented weather disruptions in our southern properties, year-over-year our gross and net subscriber additions increased, our EBITDA and postpay ARPU grew, our churn and cost per gross add decreased and our network performed exceptionally well during the most challenging and damaging hurricane season in memory.

Last quarter I spoke about our longer-term view. Little did we know that two months later our assertion would be put to one of the toughest physical tests yet. Hurricane Ivan slammed into the heart of our territory on September 16th, packing winds in excess of 130 miles per hour. The heaviest damage was in Baldwin County Alabama, and Pensacola, and Fort Walton Beach, Florida—all communities we serve. The results were devastating. At least 16 people were killed by the storm in Florida alone. A quarter-mile stretch of the I-10 bridge in Pensacola was washed away. Public schools in Pensacola were damaged to the extent that classes were suspended for a month. Early estimates put damage in the United States at $5 to 15 billion. The storm hit land on our beach front, continued north through our service territory in Alabama and Georgia before it finally entered the Atlantic again. And to add insult to injury, the storm reorganized, made its way back into the Gulf of Mexico and hit Louisiana on September 22nd-.

For US Unwired, the storm left us with as many as 220 of our 1214 sites out of service. Crisis control began in our Network Operations Center in Lake Charles where we immediately dispatched both senior network personnel and field technicians to the heart of the damage. Simply accessing the sites was a difficult task—roads were blocked by fallen trees, flooded, or just missing. Still, our team, using emergency resources including 50 plus generators made available to us from our partner, Sprint, succeeded in making most sites operational within four days. Within a week, all but five were handling traffic—amazing even to us who early on built the network with the longer-term view that one day it might have to withstand such punishment. Fortunately, it is not often a company puts into action its contingency plan, but it is nice to know when it counted ours worked well.

Ivan and its three cohorts—Frances, Charley and Jeanne—affected our service territory in other ways. Collectively, we recognized about $600,000 in expense preparing and recovering from the storms. We also lost valuable selling days through the eastern half of our service territory with each storm. Not all the effects were negative, however. Traveling through our service territory often represented the only evacuation route for many unfortunate residents along the Atlantic and Gulf coasts, which lead to higher traffic from Sprint customers on our network.

Although the hurricanes had an impact on us, they could not dampen some of the exceptional results of the quarter. By the way, initially I will be speaking solely about US Unwired and then we’ll wrap up with a summary of IWO’s performance. On the sales front, our 56,500 gross subscriber additions were up slightly over the second quarter and about 20% over the 47,300 of the third quarter a year ago. We ended the quarter with about 6800 net adds—more than tripling the net adds of the third quarter a year ago. And, finally, at the end of the quarter 67% of our subscriber base were prime subscribers matching our highest mark ever.

Our ARPU held steady quarter-over-quarter at $55. Postpay ARPU was steady as well at $58 for the quarter. And again, data ARPU increased, this time from $3.17 a quarter ago to $3.62 this quarter. Our vision take rate was about 45%, up from about 40% last quarter.

One final note—making our sales activity even more impressive, our CPGA was $288. This is a remarkably low number. It’s also an indication that even as we have strengthened our subscriber base with more prime subscribers and better operating metrics within our sub-prime base, we have also been able to implement the most efficient cost structure of our peer group.

Part of the reason for such a low cost per gross add was a change we made in early August to our prepay offering. We increased the out-the-door price to the consumer in an effort to reduce variable costs associated with that subscriber acquisition.

Eliminating that variable cost completely is an objective that we continue to work towards. We felt as though with all the offerings we have in place today aimed at securing the sub-prime consumer, including ASL and Virgin, now was the right time to improve the company’s economics around its prepay base. And, although it slowed prepay growth in the quarter, we believe it will provide for a stronger, longer-lived prepay base going forward.

Our continued emphasis on churn management has once again proven effective. Our overall churn rate was 3.4% for the quarter while our post pay churn was 2.75%. Compared to the third quarter a year ago, these churn rates are about a 30 basis point improvement overall and a 50 basis point improvement for our post-pay base. This is very encouraging, and since churn usually peaks in the third quarter, we look for further improvement in the final three months of the year.

We’ve already talked a bit about the robust performance of our network despite the hurricanes but let me quantify that for you. For the third quarter our dropped call rate remained at the second quarter level of 1.6% while our blocked call rate increased only by a tenth of a percent to that same 1.6%. These are very impressive statistics given that two of our switches serving the evacuation routes recorded their busiest days ever on and around September 15. Individually, our subscribers used on average 1,000 minutes per month.

Collectively, these excellent operational results yielded the best EBITDA the US Unwired credit group has recorded. The $22.5 million we earned was 22% better than that of last quarter and 53% more than the same quarter a year ago. Jerry will tell you some of the details, or give you some more details, behind the numbers, but today US Unwired feels confident that we will end 2004 at the high end of the annual guidance ranges we provided earlier this year. You may recall 2004 EBITDA guidance is $70 to $80 million. Net subscriber additions for the year are expected to be between 65,000 and 75,000 and total revenues between $405 million and $420 million.

Before turning the call over to Jerry, I’d like to give you an update on our litigation with Sprint. As in calls before, we will not be able to comment on the suit beyond this statement.

As you know, the court has set a jury trial date of May 9, 2005 in Lake Charles, Louisiana. Document discovery and depositions are proceeding actively. Also, in August, at our request, the Court appointed a Special Master to investigate the separate issue of whether Sprint’s accounting for certain revenues and fees is being performed accurately and in compliance with the terms of US Unwired’s – of US Unwired’s agreements with Sprint. The Special Master will make proposed findings of fact to the Court. We believe that, unless and until Sprint is prepared to adjust both past harm to US Unwired and appropriate changes to our continuing relationship, we need to stay the course with litigation. Even if it results temporarily in an uneven playing field as compared with other affiliates.

And with that, let me turn the call over to Jerry.

Mr. Vaughn:	Thanks, Robert. As we have in past quarters, I will first review financial and operating results for US Unwired on a standalone basis, excluding IWO. A summary will be provided for IWO at the end.

For the third quarter, US Unwired excluding IWO had EBITDA of $22.5million, a 53% increase from the same quarter of last year. As Robert previously stated, we incurred $600K in direct hurricane-related expenses.

US Unwired’s subscriber revenue of $73.6 million was up 14% over the third quarter of 2003, reflecting our expanded subscriber base and assisted by a more than doubling of our revenue from data services – as Sprint continues its market leadership in advanced data offerings.

Post-pay ARPU, excluding roaming, held steady at $58 for the second consecutive quarter, as ARPU continues to be a good news story. We continue to see an increasing take rate for data services, as data ARPU in the third quarter was $3.62 – more than double the third quarter of 2003 and up 14% sequentially. Data now represents over 6% of our ARPU and continues to grow.

Roaming revenue of $25.1 million produced a net roaming position of approximately $7.3 million for a ratio of 1.4 to 1. Roaming revenue equaled 24% of total revenue.

Roaming minutes totaled 463 million for the quarter versus 336 million minutes in the third quarter of 2003. In the quarter, our customers traveled off our network a total of 322 million minutes. Roaming minutes account for 31% of the minutes used on our network. Our cell sites averaged 127,000 minutes of roaming per month versus 94,000 minutes in the third quarter of 2003.

US Unwired’s cash cost per user, excluding roaming expenses was slightly over $31, down from $36 in the same quarter of last year – a 14% decline as we continue to leverage our operational improvements.

Bad debt of just over $1.3 million represented 2% of post-pay subscriber revenue as we continued to benefit from our focus on improving the quality of our subscriber base. Naturally, our prepay customers cannot leave us with bad debt.

CPGA of $288 was 18% less than the third quarter of last year, even with a 20% increase in subscriber activations. Our sales and marketing teams have been able to grow the business while holding costs flat year-over-year. We are pleased that this could be accomplished while improving the quality of the subscriber base with increased prime subscriber additions.

We spent an additional $6.0 million to expand our network to meet the capacity needs of our increasing subscriber base and the Sprint and wholesale customers roaming onto our network. At the end of the quarter, we had a total of 276 second carriers on our 1214 cell sites. To date, our cumulative CAPEX per covered POP is $46.

Usage on our network continues to grow and increased to over 1.4 billion minutes in total. Subscriber network usage is up 40% over the third quarter of last year and roaming usage is up 38% year-over-year. Our customers averaged approximately 1000 minutes of use, up slightly from the previous quarter with 240 minutes being used while traveling off our network, primarily on the Sprint network.

We continued to strengthen our balance sheet during the quarter through the purchase of $48 million of our outstanding 13 3/8% notes. We also exercised our call option on the remaining $41 million. The call will complete the successful balance sheet refinancing activities we commenced in the second quarter.

We finished the quarter with approximately $126 million in cash or about double what we began the year with. Following the November 1st call of the remaining 13 3/8% notes, we will have $82 million in cash and $360 million in debt. Our refinancing activities will have reduced our debt by $120million, lowered our weighted average cost of debt from 12.2% to 8.5% and decreased our annual interest expense by $22 million. Our pro forma net debt to last quarter annualized EBITDA will be reduced to 3.1 times.

Completing our balance sheet refinancing is a huge success story for our company and our shareholders.

IWO’s $8 million in EBITDA was 48% more than the previous quarter’s $5.4 million.

We added 4700 subscribers to IWO’s customer base, bringing the total to 231,000 with 75% of them prime subscribers. Post-pay ARPU was $53.44 and improved 58% — 58 cents, pardon me, from last quarter. Data represented just over 6% of ARPU.

$2.2 million was spent on the network with an additional 13 cell sites being turned on.

IWO finished the quarter with just over $41 million in cash. On July 1st, we used $8.2 million in escrowed cash plus an additional $6.5 million in unrestricted cash to bring the interest current on the bank debt and have paid current interest on the bank debt on a monthly basis.

IWO did not make the interest payment due July 15th on its 14% bonds and has entered into a forbearance agreement with a bondholder committee owning approximately 70% of the bonds.

Melissa, we’ll now take questions.

Operator:	Thank you. The floor is now open for questions. If you do have a question you may press *1 on your touch tone phone. If at any point your question is answered you may remove yourself from the queue by pressing the # key. We do ask that while you pose your question that you pick up your handset to provide optimum sound quality.

Please hold while we poll for questions.

Our first question is coming from Ric Prentiss with Raymond James.

Mr. Prentiss:	Yes, good morning, guys.

Mr. Vaughn:	Good morning, Ric.

Ric Prentiss	I’ll echo your comments, Robert. I’m just glad we’re not waiting on Florida this time for the election. I’m glad it’s Ohio and not us this time.

Couple of questions for you guys. First, on the CPGA – I’ll agree that that was exceptional. Is there some more items there besides just the pre-paid offering out-the-door price? Jerry, I think you talked a little bit about how you’ve been holding costs flat. Is it on the handset subsidies side? Is it on the commission side, the advertising side? Just – how are you guys doing it? That – that’s really quite an exceptional achievement, that low CPGA.

Mr. Piper:	Yeah. I’ll tell you, Ric – let me give a shot at it and I can turn it over to Jerry if he has something to add, but – you know, we – we talked a lot about the second quarter and – that we were going to prepare for LNP. We spent a significant amount of advertising dollars during that quarter. We brought that advertising amount down in the third quarter from where it was in the second quarter. We also changed some of the aggressive programs we had in place to combat LNP, some dealing with handset upgrades. We – we had a shorter term on the – required for an upgrade than we have today. We went from 12 months to 18 months starting the third quarter. So there’s a number of components with kind of the pre-pay adjustment leading the way.

Mr. Prentiss:	Okay, and in that $288, does that include some component of handset upgrades in it as well that other companies count it as CCPU?

Mr. Vaughn:	Yes, we – Ric, we’re consistent with that as a limitation we have right now with the way that we track that data through the Sprint system –

Mr. Prentiss:	Right.

Mr. Vaughn:	– was changed. Because of the changes that we made – we’ve been running around $50, which I think is consistent with most of the other affiliates. But because of the actions that Robert sited before, that number for the third quarter was down around the $25 range.

Mr. Prentiss:	That then still implies that CPGA on an apples-to-apples basis might be below 275 then?

Mr. Vaughn:	Yes.

Mr. Prentiss:	Okay. Another question on the data. You mentioned the Vision take rate was up 40% in the second quarter to 45% in the third quarter. I like seeing that move upward. What was the keep rate? So when people take it they get the 60-day pre-trial. What experience are you seeing with people actually keeping it once they have to pay cash money for it?

Mr. Piper:	Yeah, Ric, you know that’s a good question because really the keep rate’s as important if not more important than – than the initial sign up rate for us. And our keep rate today is around 66%. We’re thinking about 2/3 of the people that sign up for the service free for 2 months keep it after we start billing them in the third month.

Mr. Prentiss:	Okay, and then a final question for you. I know you can’t talk about the Sprint lawsuit much with your statement out there. Update us just as far as what the contested amount is. You mentioned about the – the past harm. Is there a dollar figure similar to – I think AirGate when they had made their agreement – new agreement with Sprint they said they got about $12 million of an $18 million contested amount back. What’s your contested amount?

Mr. Vaughn:	We’re at a level right now at the end of the third quarter of $28 million.

Mr. Prentiss:	And is that both IWO and –

Mr. Vaughn:	No, that’s US Unwired. IWO, I think, is around $14 million.

Mr. Prentiss:	Great. Well, good luck to you guys and we’ll see you later tomorrow.

Mr. Piper:	Thank you, Ric.

Mr. Vaughn:	Thanks, Ric.

Operator:	Thank you. Your next question is coming from Todd Rethemeier with Surterre Research.

Mr. Rethemeier:	Thanks. Good morning, everybody.

Mr. Piper:	Hi, Todd.

Mr. Vaughn:	Hey, Todd.

Mr. Rethemeier:	Could you just give us the amount of wholesale revenue in the quarter, I assume it’s in the roaming line.

Mr. Vaughn:	Yes, it is. We have not broken that out because there’s some confidentiality issues that we’ve been dealing with. But if you look at that I think if you look at the Sprint component of that it’s about 87% Sprint.

Mr. Rethemeier:	87% of the roaming revenue is Sprint?

Mr. Vaughn:	Yes.

Mr. Rethemeier:	Okay, and then also could you tell us what the mix of customer – of gross additions was this quarter between pre-pay and prime and sub-prime?

Mr. Piper:	Right, Todd. We had 59% that were prime subscribers, 21% that were pre-pay and the balance were – were ASL subscribers. Of our post-pay subscribers 75% of those, 74% of those, are prime subscribers.

Mr. Rethemeier:	Of the gross adds or of the base?

Mr. Piper:	No, of the gross adds – of the post-pay gross adds 74% of those were prime – were prime additions.

Mr. Rethemeier:	Great. Thank you.

Mr. Piper:	Okay.

Operator:	Thank you. Your next question is coming from Pat Dyson at Credit Suisse First Boston.

Mr. Dyson:	Thanks. Good morning.

Mr. Piper:	Hi, Pat.

Mr. Dyson:	Just a couple of quick questions to kind of follow up a little bit on Ric’s question on the selling and marketing expense. How should we think about that? Because if you – looking at it on a selling and marketing expense per gross adds, there’s obviously nicely down quarter-over-quarter. Any – any comments that you’d like to provide as far as how we should think about that number, just on the selling and marketing expense line? Trending – say to the fourth quarter it’s going to go off given the seasonality there, but just as we kind of look out to ‘05 as well.

Mr. Piper:	Todd, if you look where we have been historically, we’ve been one of the leaders in, I guess, the CPGA number for quite some time now. I think we’re now 7 or 8 quarters in a row that we have been below $400. I don’t even think the 288 is our lowest quarter in that period. I think we might have had a first quarter that was lower than that. But we – you know, we watch our costs very closely and we balance that with the number of gross adds that we expect to generate during any given period and, as you look forward to the fourth quarter, I think what you can expect to see us do is take advantage of the retail season. You’ll see more advertising dollars being spent. You’ll see some of – probably the lowest handset pricing that we’ve had all year long, so I would expect that number to go up – possibly being offset by the number of gross adds that we’ll have. But trending forward – just going forward I would expect us to continue to be one of the leaders in our cost per gross add.

Mr. Dyson:	Okay, and then two other questions. On – first, on IWO – I know you can’t talk to much about Sprint and Unwired, but any comments on Sprint and IWO and where discussions may stand there and you did provide a little disclosure in your – in the IWO Q about timing on IWO. Anything you’d like to elaborate either on timing or on negotiations of Sprint on potential amendments?

Mr. Piper:	Pat, there’s nothing really concrete to share with you at this point other than, you know, we continue to operate that property very well. It has given us some leeway in dealing with the creditors and having to make payments that allows – that has allowed the creditors at this point to continue to review their options in the hope that they will make the right decision and today we’re – we’re still going along that path. You know, I assume there will be a filing, as we have assumed in most every quarter for the last year, that there will be a filing shortly.

Mr. Dyson:	Okay. Fair enough. And then final question, any thoughts on – or any insight that you’ve gotten back from Sprint on the roaming yield as to what it may be for 2005? I know it may be a little bit early, but just any early thoughts there – at Unwired?

Mr. Vaughn:	Well, I don’t think that you’re going to see the continuation of the pattern that went from 10 cents to 5.8 to 4.1. They are looking at a quasi formula for us, who have not taken Simplified Pricing, and I would firmly expect that that rate would be down slightly for next year and the intervening years.

Mr. Dyson:	And then when do – you expect to hear from them when, early December?

Mr. Vaughn:	Yes.

Mr. Dyson:	Okay.

Mr. Vaughn:	That’s the pattern they will – they have – historically have provided not only the roaming rate for the coming year but also the schedule of how they’re going to charge us service bureau fees as well.

Mr. Dyson:	All right. Okay. Great. Thanks.

Operator:	Thank you. Your next question is coming from Andrew Morey with State Street.

Mr. Morey:	Yes, hi. The 87% of roaming revenues that were from Sprint; how does that compare with last quarter and perhaps year-over-year?

Mr. Vaughn:	I just happen to have that one number.

Mr. Morey:	Okay.

Mr. Vaughn:	It’s been running – the roaming with Sprint, we call it travel to distinguish it from roaming –

Mr. Morey:	Sure.

Mr. Vaughn:	– has been increasing because the minutes of use have been increasing. We were up to, this quarter – we had been running down around 1.2 to 1 on a ratio. This quarter we were basically up to almost 1.3 to 1, so they’re using – as Sprint’s growing around us their customers are using more minutes in our network every quarter. Just from a dollar perspective, you know, this year compared to last year, we were at 5.8 cents last year, we’re at 4.1 cents this year.

Mr. Morey:	Okay, and the mix of Sprint revenues versus non-Sprint revenues in there, so 87% is Sprint. How is that –

Mr. Vaughn:	No, I – I was answering the question, 87% of the minutes were Sprint minutes.

Mr. Morey:	Okay. I gottcha. That was not dollars?

Mr. Vaughn:	That was not dollars.

Mr. Morey:	How does that compare on dollars?

Mr. Vaughn:	It’s 82% of the dollars.

Mr. Morey:	Okay, and would that be up or down year-over-year versus the other – other 18%?

Mr. Vaughn:	Both numbers are up. Say they’re using more minutes and that’s driving up more dollars. Although, the dollars are not going up as dramatic because they were suppressed year-over-year, but the difference between the –

Mr. Morey:	Because of the rate.

Mr. Vaughn:	Yes, right.

Mr. Morey:	Right. So Sprint is a higher percentage of that roaming revenue year-over-year? Travel revenue.

Mr. Vaughn:	Yes.

Mr. Morey:	Okay. Fair enough. And, sorry, one last one. Churn at 3.3; does that – is that just strictly a post-pay number?

Mr. Piper:	No, Andrew. Our post-pay number was 2.75%, our blended, including pre-pay, was 3.4%.

Mr. Morey:	Okay.

Mr. Piper:	You know, both numbers down significantly from their levels a year ago.

Mr. Morey:	Okay, great. Okay. Thank you very much.

Mr. Piper:	Okay.

Mr. Vaughn:	Thanks, Andrew.

Operator:	Thank you. Your next question is coming from Lance Vitanza with Concordia Advisors.

Mr. Vitanza:	Hi. Thanks, guys. Congratulations on the quarter.

Mr. Piper:	Thanks, Lance.

Mr. Vaughn:	Thank you, Lance.

Mr. Vitanza:	Just on the Unwired side, 360 of long term debt, is – that’s all bonds? There’s no cap leases or anything?

Mr. Vaughn:	No, there’s $6.4 million, I think, in cap leases, Lance.

Mr. Vitanza:	Okay, and then on IWO, can you give any color on the month-to-month in the quarter? Did you finish the quarter with better momentum than you started, or how did that – how did that look as you look through the quarter?

Mr. Piper:	You know, I – Lance, we typically don’t talk about the months within the quarter. I think that – I think overall, though, the property has generated a significant amount of momentum this year. We’re certainly entering the fourth quarter feeling good about our opportunities there and expect a lot of what you’ve already seen to continue.

Mr. Vitanza:	You mentioned, I think it was specific to the Unwired side, that typically you get a little bit of a benefit in churn in the fourth quarter. Would that also hold true with IWO?

Mr. Piper:	Yeah, I think seasonally we’ll see that continue to track similarly to US Unwired. But understand that US Unwired has a fairly significant first quarter bump from the sub-prime consumer base and those guys kind of, the ones that are going to go away, typically go away the latter part of the second quarter and the third quarter. And they’re done doing that – you don’t have that same kind of seasonality at IWO today. So it may not be as dramatic. The decrease may not be as large.

Mr. Vitanza:	Great. And, lastly, on the IWO side, can you give any feel for what you expect to see in terms of capex, or what you may have done in the quarter in terms of capex? I know that there have been some network issues there in those territories.

Mr. Vaughn:	Well, last week we spent $2.2 million in capex and added an additional 13 cell sites.

Mr. Vitanza:	Do you feel that that gets you, you know, where you need to be, or is this just the first leg of a larger process?

Mr. Piper:	Well – I mean, obviously we’ve had cash concerns up there for the last year and a half, two years. Part of cash conservation is – is spending your capex dollars – I don’t want to say more wisely, but probably less aggressively than you would otherwise. Certainly we’d like to continue to build, improve, the coverage there. We’ll have to, you know, as we go forward, balance that with the cash availability.

Mr. Vaughn:	Lance, we always have capacity issues to deal with. You know, the subscriber base is growing. They’re using more minutes. We’re getting more roaming coming in. We clearly are building to accommodate that and are not going to cut back on that because our operating statistics for blocks and drops are very satisfactory there as well.

Mr. Vitanza:	Thanks.

Operator:	Thank you. Your next question is coming from Sam Martini with Cobalt Capital.

Mr. Martini:	Hey, guys, good morning.

Mr. Vaughn:	Good morning, Sam.

Mr. Martini:	Just two questions. Back to the labor and CPGA issue it just – looks like you’re giving great deals on handsets. Is this related – should this be tied to mix of gross adds or – it seems to keep coming down quarter-over-quarter-over-quarter-over-quarter, which is great. Do you guys feel comfortable that it’s sustainable? Is it in some way tied to the mix of gross? Is there – is there something else driving this that you’ve had a lot of handsets and inventory something like that? It just seems to be – it keeps going lower and lower. I just want to understand if you think it’s sustainable – I have one other question.

Mr. Piper:	Yeah, Sam, you know I think that trend line is certainly going in the right direction. I don’t know if it’s coming down quarter after quarter after quarter. I think last quarter we were 370 or so. 378. So we try to meet the demands of the market and the seasonality that we experienced, but I think – you know, just generally – is it sustainable that we continue to be cost efficient? Yes, I think it is. I think that if you look at the last eight quarters we’ve certainly illustrated that and I don’t see any reason why that can’t continue. As far as the mix, when 21% of your gross adds are pre-pay and we virtually have a very small amount of variable costs associated with that customer because they’re paying, you know, full blown for the handset and the majority of the commission before they walk out of the door and, again, you have 21% of customers like that, that’s going to impact your – your CPGA favorably.

Mr. Vaughn:	Sam, also we this year made an adjustment to the way we compensate our local agents. And, in fact, we don’t subsidize their handset at all. We – we basically sell it to them at price – at our cost. I think that’s reflected in these numbers as well because that’s really starting to take effect now.

Mr. Martini:	But it looks like you’re close to – you’re down to a subsidy that’s close to $80 a handset down from close to $110 a year ago and as high as $160 at some point in the last few quarters on a per handset basis; which, you know, your gross adds are looking very good. I mean, is – am I getting these numbers wrong? Does about $80 a handset subsidy sound about right?

Mr. Vaughn:	That – that sounds a little low to me, Sam. Now, once again, we talked about in there was the – what we’ve done with the upgrades, how we have taken that number down by almost $25.

Mr. Martini:	Right. Right. Well, it’s a great – so do you think that there’s obviously that chart that you put up that shows the – that shows your CPGA patterns. Do you think that – do you think that CPGA sort of in the low 3’s is sort of a sustainable annualized target for you guys? Is it – is it 3, is it – it seems like 288, 290 would be – would be fantastic. What are you guys targeting? I guess was this an outlier quarter in your opinion? How are – what do you think – I mean, should it be going back to 320? I mean, it’s an outlier number. It’s just tremendous cost control. I’m just trying to understand what it looks like given it seems to me that there was a lot of – I’m trying to back up the effects to make sure I can model this effectively going forward.

Mr. Vaughn:	Sam, in the first quarter of this year, I think Robert referred to it – how it comes in with our handset mix, or our gross adds mix. Our CPGA was $258 that quarter and we’ve done things since that and then to go back to the third quarter of last year, it was $340. So it’s – you know, it’s only down around $50 from the third quarter of last year. So let’s say we have – we have worked diligently to keep it below 400, recognizing that we have a mix of pre-pay in there.

Mr. Martini:	Right. Well, you can make a ton of money with pre-pay. Secondly, on the Ubiquitel call they said that the Verizon deal had been recut. I’m assuming that you guys will get the same deal as what Ubiquitel said, 9 cents a minute in ‘05 and ‘06 and then slightly lower thereafter, from Verizon on your travel rates?

Mr. Vaughn:	I think with everything we’ve got going on with Sprint, we will abide by the confidentiality provisions of that agreement and refrain from commenting on it.

Mr. Martini:	Okay. Okay. Is there any reason to think that you would get a rate different from Ubiquitel, if that’s what they said they were getting?

Mr. Piper:	I don’t think so, Sam. I wouldn’t assume that we’d get a different rate.

Mr. Martini:	Great quarter, guys. Thank you.

Mr. Piper:	Okay.

Operator:	Thank you. As a reminder, if you do have a question you may press *1 on your touch tone telephone at this time. Your next question is coming from Jonathan Schildkraut with SG Cowen.

Mr. Schildkraut:	Hi, guys. Great quarter. I had a question on wholesale minutes. I’m assuming that whatever kind of reseller minutes are coming on your network you’re including in your roaming minutes count. Is that correct?

Mr. Vaughn:	That’s correct.

Mr. Piper:	Yes.

Mr. Schildkraut:	And I noticed that, you know, over the last year, obviously, the number of resell customers in your areas has increased significantly. I’m wondering, as I look at the year-over-year growth in roaming minutes as I know the Quest transition of wholesale subscribers onto the PCS network is largely complete and growth is also kind of slowing at Virgin Mobile, I’m wondering how much of the growth in roaming minutes on your network has come from the loading of these wholesale subscribers onto the network and how much is just growth of Sprint roaming minutes. And just – I guess it would just be helpful in order to project forward what the right number of minutes will be.

Mr. Vaughn:	Jonathan, we don’t have Quest in our territory.

Mr. Schildkraut:	Okay, great.

Mr. Vaughn:	So – so we don’t benefit from that. Our reseller component right now is really Virgin. Obviously AT&T will be taking off as soon as everything clears from the acquisition. There’s a waiting period. We have signed up for that program as well. I don’t know if we’ll get any kind of activity out of the fourth quarter on that. There are several other programs that Sprint is working on. They’ve taken a very aggressive approach to making – taking advantage of the capacity that we have in our CDMA network, and I think over time, while you may see that yes Virgin may be slowing, there’ll be other things that will supplement Virgin in our territory as well.

Mr. Schildkraut:	And the rate on those wholesale minutes, I guess it’s a standard roaming rate?

Mr. Vaughn:	No. Those are individually negotiated deals that Sprint enters into and we just follow along with them as we opt in for them. We’re not required to opt into any program because we’re not under a Simplified Pricing program that requires that. So we get to look at each particular transaction and ensure that it passes the economic test that we set for our self.

Mr. Schildkraut:	All right, thanks a lot. Excellent quarter, guys.

Mr. Vaughn:	Thank you.

Operator:	Thank you. Your next question is coming from Kevin Rowe with Rowe Equity Research.

Mr. Rowe:	Thanks. Good morning.

Mr. Piper:	Hello, Kevin.

Mr. Rowe:	I – last quarter I believe you shared with us litigation costs of, I think it was half million. Do you have a number for this quarter and do you still anticipate if it goes to a full trial – I believe in the past you’ve stated $4 to $5 million in potential costs. Any update in that number? Thanks.

Mr. Vaughn:	No. I think that number, we still feel very confident with on the $4 to $5 million. It varies by quarter depending on what kind of activity has taken place with the lawyers. Probably ½ million is not a bad number for this quarter as well. That probably will start accelerating now. I think Robert mentioned earlier on that we’re spending more time now with the active process of depositions and discovery and that will basically imply that our lawyers are spending more time.

Mr. Rowe:	Good for the lawyers.

Mr. Vaughn:	Well, yes.

Mr. Rowe:	Great. Thanks, guys.

Operator:	Thank you. Your next question is coming from Ric Prentiss with Raymond James.

Mr. Prentiss:	Hey guys want to shoot a few follow-up questions to you. One question, I think, Jerry, you had mentioned a travel rate of 1. – it got up to almost 1.3 with Sprint but earlier in the call I heard a travel rate of 1.4. Does that differentiate between say wholesale and roaming minutes?

Mr. Vaughn:	That – that’s – the 1.4, Ric, is all in roaming. The 1.3 is Sprint-to-Sprint specific.

Mr. Prentiss:	Specific, okay. Another question for you, is percent upgrades – how much of the base upgraded in the quarter, handsets?

Mr. Vaughn:	Well, it was about 6%.

Mr. Prentiss:	Okay. You mentioned Virgin Mobile slowing. We’ve been watching also to see what they’re kind of period they use as far as determining when someone’s active or inactive. But, more importantly, Virgin’s starting to introduce camera phones. Do you carry – I cannot remember – do you put Virgin into your stores? And, if so, are you seeing the camera phones starting to show up on the shelves yet?

Mr. Piper:	Ric, Virgin’s not in our stores today. We – we work in our markets with our own Chat Pak.

Mr. Prentiss:	Right.

Mr. Piper:	Offering, as well as Virgin, and we – you know, we try to blend those two where they work as best as they can together. Virgin’s not in our store. We sell Chat Pak in our stores.

Mr. Prentiss:	And EV-DO, what are your thoughts as far as rolling out EV-DO, watching what Sprint’s doing, and do you have any early cost estimates of what it might cost you?

Mr. Piper:	Yeah, you know, that’s exactly what we’re going to do is watch Sprint’s roll-out – be able to get a better grip on the costs, be able to get a better grip on the application and the subscriber acceptance – before we make any real concrete decisions about our direction. And I think we’ll probably just, you know, continue with that approach until we start seeing some solid numbers from Sprint’s launch.

Mr. Prentiss:	Okay. And, Jerry, nice movement on the leverage coming down to 3.1 times. Do you have a target of where you want to have that leverage at over the next year or two years – long-term kind of where you think leverage is appropriate for your company?

Mr. Vaughn:	Well, we – we think we can, since we’re obviously free cash flow positive now, have been for a number of quarters, that we’re comfortable at this level. We obviously think that’s because of the fact that we’re going to be generating cash. In the future it’s going to continue to come down. We’re not going to be – you know, that’s not going to go up and there’s really no amortization of this debt for quite a period of time. So we’re basically continue to lower it through basically generating cash from the business as we go forward.

Mr. Prentiss:	Any targets of what you want to see leverage get to, or just natural declines?

Mr. Vaughn:	Well, I was very ecstatic that we’re getting close to 3 to 1, and, you know, we said our first target was to get down to 4 to 1 then we flew right through that to 3 to 1 and obviously I think that at some point along the line we’ll start thinking about 2 to 1.

Mr. Prentiss:	Okay. Great. Good luck, guys.

Operator:	Thank you. Your next question is coming from Mark DeRussy with Raymond James.

Mr. DeRussy:	Just a follow-up to Ric’s comment about the percentage of your base that upgraded this quarter. I think you said it was 6%. What was it in the second quarter?

Mr. Piper:	You know, I don’t know that we know the exact number but I can tell you it was larger than 6%, Mark, because we had an aggressive outbound program to extend contracts. We were incenting subscribers through handset upgrades. We were much more lenient in the stores with that process. In fact, as I mentioned earlier, we went from requiring – we went from requiring 12 months in the second quarter of service to 18 months in the third quarter. So I don’t know that we have that exact number right now. I can track that down for you.

Mr. DeRussy:	Okay.

Mr. Piper:	I’m going to see you guys tomorrow, maybe I can track it down by then.

Mr. DeRussy:	Okay. We’ll just follow up then. Thanks.

Operator:	Thank you. Your next question is coming from Andrew Morey with State Street.

Mr. Morey:	Hi, just one follow-up question. Capex year-over-year, can you just remind me what that looks like and then should the trend line for ‘05 look any different, roughly?

Mr. Piper:	Yeah, our guidance for capex for the year has been between $27 and $33 million. I think we ended the quarter at $16.6. You know, don’t let that number deceive you because we still feel confident that we’re going to get somewhere in that range, if maybe at the low end of the range. But we have, between cash and what may be on the balance sheet as a payable, we feel fairly confident that we’re going to be somewhere in our range. We’ve talked about this year the majority of that capex being capacity-driven, and I’m not so sure that next year – certainly if we continue to grow as we’ve grown this year, you can expect the same type of capacity-driven capex, but you also may see with our cash position being stronger out balance sheet stronger, that we may look in some of our other markets going forward and see where we increase some of the coverage, maybe strengthen some of the coverage in the core territory. So I guess a good estimate, and what we’ve been suggesting, is that if we continue to grow as we have this year, then you can expect similar capex number going forward.

Mr. Morey:	Okay. So then, just with the simple leverage in the business, there would not be any outlook where you would not have free cash flow in ‘05? That seems reasonable?

Mr. Vaughn:	I think that would be a reasonable assumption.

Mr. Piper:	Yeah, that’s a good assumption.

Mr. Morey:	Okay. Thanks a lot.

Operator:	Thank you. There appear to be no further questions at this time. I would now like to turn the floor back over to management for any closing comments.

Mr. Piper:	Okay, great. Just to wrap up – you know, folks, I hope what you have heard this morning is that there is a lot of enthusiasm and optimism at US Unwired as we anticipate the excitement of the fourth quarter and 2005. We are well positioned, not only to maintain our momentum, but to build on that momentum going forward. Again, thanks for being with us and we’ll be back here sometime in the first quarter. Good bye.

Operator:	Thank you. This does conclude today’s teleconference. You may disconnect your lines at this time and have a wonderful day.